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                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
                                   SCHEDULE 13G/A
                               INFORMATION STATEMENT
                         PURSUANT TO RULES 13D-1 AND 13D-2
                     UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. _____1_____)


NAME OF ISSUER:   Integrity Music, Inc.


TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value


CUSIP NO.              45813H104


Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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(1)NAME OF REPORTING PERSON: The Chase Manhattan Corporation

  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS: 13-2633613


(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  (A) []
                                                        (B) [x]


(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION:   Delaware


     NUMBER OF SHARES BENEFICIALLY
     OWNED BY EACH REPORTING PERSON WITH:

			(5)  SOLE VOTING POWER:
			      0  Common Shares


			(6)  SHARED VOTING POWER:
			       0  Common Shares


			(7)  SOLE DISPOSITIVE POWER:
			       0    Common Shares


			(8)  SHARED DISPOSITIVE POWER:
			       200,000 Common Shares


(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON:
			200,000   Common Shares


(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES:
			Not Applicable

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
			9.620%

(12) TYPE OF REPORTING PERSON:     HC


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(1)NAME OF REPORTING PERSON: The Chase Manhattan Bank, N.A.

  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS: 13-2633612


(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  (A) []
                                                        (B) [x]


(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION:   United States


     NUMBER OF SHARES BENEFICIALLY
     OWNED BY EACH REPORTING PERSON WITH:

			(5)  SOLE VOTING POWER:
			      0  Common Shares


			(6)  SHARED VOTING POWER:
			       0  Common Shares


			(7)  SOLE DISPOSITIVE POWER:
			       0    Common Shares


			(8)  SHARED DISPOSITIVE POWER:
			       200,000 Common Shares


(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON:
			200,000   Common Shares


(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES:
			Not Applicable

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
			9.620%

(12) TYPE OF REPORTING PERSON:     BK


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                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
                                   SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


FEE BEING PAID:          NO


ITEM 1 (a)   NAME OF ISSUER:     Integrity Music, Inc.

ITEM 1 (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                               1000 Cody Road
                               Mobile, Alabama 36695

ITEM 2 (a)   NAME OF PERSON FILING:
				The Chase Manhattan Corporation ("CMC")
				The Chase Manhattan Bank, N.A. ("CMB")

ITEM 2 (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                                  1 Chase Manhattan Plaza
                                  New York, N.Y.  10081

ITEM 2 (c)   CITIZENSHIP:	Delaware (CMC)
				United States (CMB)

ITEM 2 (d)   TITLE OF CLASS OF SECURITIES:
                               Common Stock, $.01 par value (the "Shares")

ITEM 2 (e)   CUSIP NO: 45813H104


ITEM 3		If this statement is filed pursuant to Rule 13d-1(b), or
                13d-2(b), check whether the person filing are:

		This statement is not being filed pursuant to rule 13d-1(b), or 13d-2(b)


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ITEM 4 (a)   AMOUNT BENEFICIALLY OWNED:

                CMB is the beneficial owner of 200,000 Shares. By virtue of its ownership of all the outstanding common stock of CMB, CMC may be deemed to possess indirect beneficial ownership of all of the Shares beneficially owned by CMB.


ITEM 4 (b)   PERCENT OF CLASS:

		CMB is the beneficial owner of 9.620% of the Shares. By virtue of its ownership of all the outstanding common stock of CMB, CMC may be deemed to possess indirect beneficial ownership of all of the Shares beneficially owned by CMB.


ITEM 4 (c)	CMB has the power to vote as indicated below. By virtue
		of its ownership of all the outstanding common stock of CMB, CMC may be deemed to possess the same level of power to vote indicated below.


		(i) SOLE POWER TO VOTE:            0       Common Shares

		(ii) SHARED POWER TO VOTE:         0       Common Shares

		(iii) SOLE POWER TO DISPOSE:       0       Common Shares

		(iv) SHARED POWER TO DISPOSE:      200,000 Common Shares


ITEM 5       OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS: NOT
             APPLICABLE


ITEM 6       OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF
             ANOTHER PERSON:
                                      NOT APPLICABLE


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ITEM 7       IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARIES
             WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
             PARENT HOLDING COMPANY:

             The Chase Manhattan Bank, N.A.   - BANK


ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
THE GROUP:
				NOT APPLICABLE


ITEM 9       NOTICE OF DISSOLUTION OF GROUP:
				NOT APPLICABLE



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ITEM 10      CERTIFICATION:

BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY
KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE
WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND
WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE
EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE
ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN
CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION
HAVING SUCH PURPOSE OR EFFECT.



SIGNATURE:  AFTER REASONABLE INQUIRY AND TO THE BEST OF
MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION
SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.





                              The Chase Manhattan Corporation




                              BY: /s/ John V. Caulfield
                                  John V. Caulfield, Vice President






                              DATED: FEBRUARY 14, 1996


                              The Chase Manhattan Bank, N.A.




                              BY: /s/ John V. Caulfield
                                  John V. Caulfield, Vice President






                              DATED: FEBRUARY 14, 1996